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                                                                    EXHIBIT 10.3

                             SENTIGEN HOLDING CORP.
                               580 MARSHALL STREET
                             PHILLIPSBURG, NJ 08865

                                                                   July 19, 2004

Mr. Erik R. Lundh

Dear Erik:

This letter agreement will confirm the terms and conditions of our arrangement wherein you are being retained by Sentigen Holding Corp. ("Sentigen") as a consultant.

      Duties. Sentigen hereby retains you as an independent contractor to perform non-exclusive consulting services related to the business development activities of Sentigen and its subsidiary, Sentigen Biosciences, Inc. ("Sentigen Biosciences") and you hereby accept such retention. You shall report to Joseph
K. Pagano, Chief Executive Officer of Sentigen, and will perform such functions as he may from time to time reasonably request. You will devote such time and energy to Sentigen as is reasonably necessary to fulfill your obligations hereunder.

      Term. You will be retained for a period commencing on the date hereof until such time as you or Sentigen give the other party thirty days written notice of the termination of this agreement.

      Compensation. As compensation for your consulting services hereunder, you shall be paid a per diem rate of $800 per day for each full working day you provide services hereunder. You will submit statements on a weekly basis indicating the number of days worked during the prior week. You will be paid biweekly.

      Expenses. Sentigen agrees to reimburse you for any reasonable out-of-pocket expenses (in accordance with normal Sentigen policy) incurred by you in connection with the services rendered hereunder upon presentment of vouchers for those expenses. Major travel and expense expenditures shall be precleared by Sentigen and incurred in accordance with normal Sentigen travel and expense policies.

      Stock Options. Reference is made to the option to purchase 50,000 shares of Common Stock of the Company at a price per share of $4.75 granted to you on the 4th day of September, 2003 (the "Option") pursuant to the Company's Performance Equity Plan (the "Plan"). For a term of thirteen months from the date hereof, the Option shall be exercisable with respect to 10,000 shares of Common Stock. Subject to your remaining in continuous service as a consultant to the Company, the remaining portion of the Option shall become exercisable with respect to an additional 833 shares of Common Stock on the first day of each month commencing October 1, 2004, which remaining portion shall immediately terminate and cease to be exercisable twelve months after the termination of this agreement. You hereby acknowledge that the Option will no longer qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended. The Option shall continue to be subject to the terms and conditions of the Plan and, except as modified herein, the terms and conditions of that certain option agreement dated as of the 4th day of September, 2003 evidencing the Option (the "Option Agreement"). Without limiting the foregoing, you hereby acknowledge that the provisions of Sections 2, 5 and 6 of the Option Agreement shall cease to apply.

      Health Insurance. You are eligible for continuation medical coverage pursuant to COBRA. Upon electing such continuation coverage, Sentigen shall pay the insurance premiums on your behalf for the earlier of the term of this agreement or your obtaining alternative employment that provides medical benefits to you.

      Other Agreements. Reference is made to Sections 8, 9, 10 and 14 of your Employment Agreement dated September 2, 2003 relating to Confidential Information, Assignment of Inventions and Original Works, Non-Competition. and Remedies. You agree that the provisions of such sections shall be incorporated herein and shall survive the termination of your Employment Agreement except that all references to your "employ" or

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"employment" with Sentigen or the "Employment Term" shall also relate to your consultancy and the term of your consultancy, respectively, hereunder.

      Governing Law. This Agreement shall be governed by the laws of New York without regard to conflicts of laws.

      Successors and Assigns, Amendments. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be modified or amended except in writing signed by the parties hereto.

      Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such provision shall not effect any other provision of this Agreement, and this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein. Please indicate your agreement with this letter agreement by signing below.

                                           Very truly yours,

                                           SENTIGEN HOLDING CORP.

                                           By: /s/ Joseph K. Pagano
                                              -----------------------------
                                              Name: Joseph K. Pagano
                                              Title: Chairman of the Board

Accepted and Agreed To:

/s/ Erik R. Lundh
-----------------
Erik R. Lundh

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